U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

                    1. Name and Address of Reporting Person*

     (Last)   Shuey             (First)    Robert             (Middle)
     (Street) 8214 Westchester, Suite 500
     (City)   Dallas         (State)   TX              (Zip)    75225

2.   Date of Event Requiring Statement (Month/Day/Year)          August 17, 1998

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol                 TFN

5.   Relationship of Reporting Person to Issuer

       (Check all applicable)

     ( X )    Director                           (   )    10% Owner
     (   )    Officer (give title below)         (   )    Other (specify below)




6.   If Amendment, Date of Original  (Month/Year)

7.   Individual or Joint/Group Filing    (Check applicable line)

     ( x ) Form Filed by One Reporting Person

     (   ) Form Filed by More than One Reporting Person

                           Table I  -- Non-Derivative Securities Beneficially Owned

1.   Title of Security                  2.  Amount of Securities           3.  Ownership Form:            4.  Nature of Indirect
     (Instr. 4 )                            Beneficially Owned                 Direct (D) or Indirect (I)     Beneficial Ownership
                                            (Instr. 4)                         (Instr.  5)

 *       If the Form is filed by more than one Reporting Person, see
Instruction 5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



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                               FORM 3 (continued)

                             Table  II  --  Derivative  Securities  Beneficially
                        Owned (e.g., puts, calls, warrants, options, convertible securities)



1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of       4. Conver-  5. Owner-    6.  Nature of Indirect
   (Instr.  4)                       cisable and     Securities Underlying        sion or     ship          Beneficial Ownership
                                     Expiration      Derivative Security          Exercise    Form of       (Instr. 5)
                                     Date            (Instr.  4)                  Price of    Deriv-
                                     (Month/Day/                                  Deriv-      ative
                                     Year)                                        ative       Security:
                                                                   Amount         Security    Direct
                                     Date     Expir-               or                         (D) or
                                     Exer-    tion      Title      Number                     Indirect
                                     cisable  Date                 of                         (I)
                                                                   Shares                     (Instr. 5)

Incentive Stock Option               8/17/98    8/17/98 Common Stock  20,000       $7.50       D















Explanation of Responses:


/s/ Robert A. Shuey                                          8/31/98
         **Signature of Reporting {Person)                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

         See 18 U.S.C.     1001 and 15 U.S.C.    78(ff)(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

         Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b) (4) of Regulation S-T.






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